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                                                                   EXHIBIT 5.1


                             KATTEN MUCHIN ZAVIS
                            525 W. Monroe Street
                                Suite 1600
                           Chicago, Illinois 60661


January 13, 2000


Whittman-Hart, Inc.
311 S. Wacker Drive, Suite 3500
Chicago, Illinois 60606-6618

Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as counsel for Whittman-Hart, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the Company's issuance of (i) up to 80,445,000 shares (the "Shares") of its common stock, par value $0.001 per share (the "Common Stock"), in accordance with the Agreement and Plan of Merger, dated as of December 12, 1999 (the "Agreement"), by and among the Company, Uniwhale, Inc., a wholly owned subsidiary of the Company ("Uniwhale"), and USWeb Corporation ("USWeb/CKS"), pursuant to which USWeb/CKS will be merged with and into Uniwhale (the "Merger"); and (ii) up to 16,800,000 shares of Common Stock issuable pursuant to earn-out or bonus arrangements with former owners of businesses previously acquired by USWeb/CKS (the "Contingent Shares"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants and transfer agent for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), (c) a proposed amendment to the Certificate whereby the number of shares of Common Stock authorized thereunder is increased from 75 million to 500 million (the "Amendment"), (d) the Company's Second Amended and Restated By-Laws,
(e) minutes of meetings of the Board of Directors of the Company, (f) the Agreement, and (g) a specimen certificate representing the Common Stock.

     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified,


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Whittman-Hart, Inc.
January 13, 2000
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conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that:

         1. when (i) the Amendment is approved by the Company's stockholders and filed with the Secretary of State of the State of Delaware, in each case in accordance with Delaware law,
              (ii) the Merger is consummated in accordance with the Agreement and (iii) the Shares are issued and delivered in exchange for shares of USWeb/CKS common stock as contemplated by the Agreement, the Shares will be validly issued, fully paid and non-assessable; and

         2. when the Contingent Shares are issued to their recipients in accordance with and in exchange for the consideration specified in the agreements pursuant to which such Contingent Shares are issued, the Contingent Shares will be validly issued, fully paid and non-assessable.


     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.


                                            Very truly yours,


                                            /s/ KATTEN MUCHIN ZAVIS
                                            -----------------------
                                            KATTEN MUCHIN ZAVIS